FAQ’s – RentWay Support Center Only

August 8, 2006

Q: What will happen to my job?

A: Very little will change between now and the actual merger closing date, expected to be sometime during the months of November or December. We will continue to operate the business as usual and will need everyone up until at least the closing date. There will also be a transition period after the closing date during which many individuals will be asked to stay on and assist. We will make every effort to keep you informed about your job on a timely basis.

Q: Will I receive any severance pay?

A: Yes. The plan is to pay displaced employees one week of severance pay for every year of service. There will be a minimum of two weeks pay, and no maximum. The specific terms will be explained in the very near future, and will include such requirements as remaining through the transition period, and continued performance. You might also be required to sign a Release.

Q: What about my pay and benefits while I continue to work for RentWay?

A: Your pay and benefits programs that you now participate in will continue unchanged until the close of this transaction- anticipated to be sometime in November or December. During this time you will receive a RentWay paycheck, and continue to receive the same RentWay benefits (medical, vacation, 401(k), etc.).

Q: What about my benefits after my job is phased out here?

A: You will receive medical and dental  through the last day of the month in which you last work. After that, you will be eligible to continue your medical and dental benefits through COBRA for 18 months. When you leave the company, we will notify each person by letter explaining the particulars.

Q: When will the merger occur?

A: It is difficult to predict with any certainty, but we anticipate the deal to close sometime in November or December.

Q: Will any of us be offered a job with RentACenter?

A: Representatives from RentACenter will provide information about job openings and the application process for positions in their corporate headquarters in Plano, Texas as the merger closes.

Q: If I lose my job before the end of the calendar year, will I be paid for any unused vacation that I have?

A: Yes. You will be paid for any unused 2006 vacation.

Q: If I’m offered a job with RentACenter, will my RentWay service carry over?

A: Yes, we have been told that RentACenter will recognize RentWay service for benefit eligibility and vesting purposes.

Q: Will there be any retention bonus?

A: Yes. Eligible employees will be notified individually. The bonus will be six weeks of pay, and the requirements will be explained to each qualified employee (remain through the transition period until released, continued performance, etc).

Q: What about unemployment?

A: All states are different. However, you should be eligible if you lose your job here due to job elimination (as compared to you voluntarily quitting).

Q: Will I receive any job search assistance?

A: Yes. Outplacement services to assist you with your job search will be offered in Erie. Additional details will follow as the merger progresses.

Q: What will happen to my RentWay stock that I own, or have options to buy? What about the RentWay stock in my 401(k)?

A: On or shortly after the close, all RentWay stock will be converted to cash. RentWay stock will then cease to exist. You should contact your broker about the specifics of your holdings. Any RentWay employee that has stock options to which they are entitled and that are less than the purchase price offered will become immediately vested at the closing date. The price difference between the option price and the purchase price offered by RentACenter will be made available to the option holder. We will communicate the date of such transaction to each employee involved. We will also advise you about what will occur with any RentWay stock held in the RentWay 401(k) Plan as soon as the details become known.

Q: What if there are vendor contracts that are due for renewal during this interim period?

A: Do not agree to or renew any contracts without discussing them with your department VP and RentWay’s Legal department.

Q: How will the company keep us informed? How can we get answers to our questions?

A: Continue to ask your department VP any questions you have. Also, we are working on a means for communicating these important issues with you as we progress through the merger process.

IMPORTANT INFORMATION

In connection with the proposed merger, Rent-Way intends to file a proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission, or SEC.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE.  When available, Rent-Way will mail the proxy statement and related materials to its shareholders.  When filed with the SEC, the proxy statement and related materials will be available for free (along with any other document and reports filed by Rent Way with the SEC) at the SEC’s website, http://www.sec.gov, and at the Rent-Way’s website, http://www.rentway.com.

Participant Information

Rent-Way and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Rent-Way shareholders in connection with the proposed merger.  Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Rent-Way’s 2006 annual meeting of shareholders filed with the SEC on January 31, 2006, and a Form 10-K filed by Rent-Way with the SEC on December 29, 2005, both of which are available free of charge from the SEC and Rent-Way at their web sites as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Rent-Way with the SEC and which will be available free of charge from the SEC and from Rent-Way at their websites, as indicated above.

In addition, Rent-A-Center and its officers and directors may be deemed to have participated in the solicitation of proxies from Rent-Way’s shareholders in favor of the approval of the acquisition.  Information concerning Rent-A-Center’s directors and executive officers is set forth in Rent-A-Center’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 31, 2006, and annual report on Form 10-K filed with the SEC on March 10, 2006.  These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Rent-A-Center’s Investors Relations website at www.rentacenter.com.